Exhibit 99.(a)(5)

CROCS, INC.

ELECTION FORM

Instructions to Election Form

To elect to participate in Crocs, Inc.’s (the “Company”) offer to purchase for cash certain employee stock options (the “Offer”), you must submit an Election Form in accordance with these instructions and the Offer to Purchase, dated April 2, 2009 (the “Offer to Purchase”).  In order to participate in the Offer, a completed, signed, and dated Election Form must be delivered to the Company before the Offer expires at 11:59 p.m., Mountain Time, on April 30, 2009.  If we extend the Offer beyond that time, you may submit an Election Form at any time before the expiration of the extended expiration date.  Please read and follow the following instructions to this Election Form.

1.  Definitions.  All terms used in this Election Form but not defined will have the meaning given to them in the Offer to Purchase.

2.  Expiration Date.  Any right to participate in the Offer and to tender your Eligible Options will expire at 11:59 p.m., Mountain Time, on April 30, 2009, or on a later date, if we extend the Offer (the “Expiration Date”).

3.  Completion of Election Form.  In order for the Election Form to be effective, you must: (1) complete, sign, and date the attached Election Form, AND (2) deliver the completed Election Form to the Company by the Expiration Date in accordance with the delivery instructions below.

4.  Delivery of Election Form.  You must complete, sign and date the Election Form and deliver it to the Company by one of the following methods:

•                  Fax to: (303) 848-7047;

•                  Mail or Hand Delivery (not by interoffice mail) to:  Crocs, Inc., Attention: Stock Option Administration, 6328 Monarch Park Place, Niwot, Colorado 80503; or

•                  Scan and Email to:  StockTenderOffer@crocs.com

Your Election Form will only be effective if the Company receives the Election Form prior to the Expiration Date.  You are responsible for making sure that the Election Form is completed properly and delivered to the Company before 11:59 p.m., Mountain Time, on April 30, 2009.

5.  Withdrawal of Election.  The tender of your Eligible Options under the Offer may be changed or withdrawn any time before the Expiration Date.  To withdraw your tendered Eligible Options, you must complete, sign and deliver the Withdrawal Notice to us before the Expiration Date.  Any Eligible Options that have been withdrawn will not be repurchased by us unless such Eligible Options are re-tendered by submitting a new Election Form before the Expiration Date.

6.  Signatures.  Your printed name on the Election Form must appear exactly as your name appears on the award agreement(s) evidencing the Eligible Options you are tendering.  If the Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact or another person acting in a fiduciary or representative capacity, please set forth the signer’s full title and include with the Election Form proper evidence of the authority of such person to act in such capacity.

If you have any questions about the election process, please contact Stock Option Administration by email at StockTenderOffer@crocs.com or by telephone at (303) 848-7511.

PLEASE SEE THE ATTACHED ELECTION FORM ON THE NEXT PAGE.

CROCS, INC.

Election Form

You have previously received and reviewed the Offer to Purchase, including your Personal Statement, and you hereby ELECT TO PARTICIPATE IN THE OFFER.  You certify that you are a holder of Eligible Options and that you are an Eligible Employee (as both are defined in the Offer to Purchase).  You understand that your election to participate in the Offer is voluntary, and by signing this Election Form, you agree to sell certain of your Eligible Options (as indicated in the table below) to the Company.  In return for your Eligible Options, you understand that the Company will pay you a cash payment as indicated in your Cash Payment Statement, reduced by any Tax-Related Items as defined below.

You understand that, upon acceptance by the Company, your election to tender Eligible Options will constitute a binding agreement between the Company and you with respect to the Eligible Options tendered on this Election Form, unless you return a validly completed Withdrawal Notice with respect to your tendered Eligible Options before the Expiration Date.

For purposes of participating in the Offer, you hereby agree to sell your Eligible Options as indicated below to the Company.  You understand that such Eligible Options will be cancelled promptly after the Expiration Date and acceptance by the Company.

You authorize the Company and/or your employer (the “Employer”) to withhold all applicable income tax, payroll tax, social insurance contributions and any other taxes legally payable by you with respect to the exchange of Eligible Options for cash and/or the cash payment (“Tax-Related Items”) from the cash payment amount, from your wages or other cash compensation paid to you by the Company and/or the Employer.  Alternatively, if the Company or the Employer do not withhold the Tax-Related Items from you, you shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Offer and/or receipt of the cash payment.  You acknowledge that it is your responsibility to report and pay any Tax-Related Items that the Company and/or your Employer do not withhold from you.

By signing this Election Form below, you acknowledge and agree to the following:  (1) you understand that the cash payment may be taxable to you and that the Company does not assure you of any particular tax result related to participating in the Offer and that you may be subject to more taxes as a result of your participation in the Offer that you would have been subject to on your Eligible Options (especially if your Eligible Options qualified for favorable tax treatment in your country); (2) you understand that if you already paid tax on your Eligible Options and you participate in the Offer, you may not be able to obtain a refund or tax credit for the taxes already paid on the Eligible Options; (3) you understand that if you are tax resident in multiple jurisdictions, your cash payment may be subject to tax in multiple jurisdictions; (4) you agree that the Eligible Options granted to you were granted on a discretionary basis and that you have no entitlement to receive any future options or benefits in lieu of options regardless of whether you participate in this Offer; (5) you agree that the grant of Eligible Options is voluntary and occasional; (6) you are voluntarily participating in this Offer; (7) the Eligible Options are extraordinary items that do not constitute compensation of any kind rendered to the Employer and which is outside of the scope of your employment contract (if any); (8) the Offer is a one-time only offer and the Company does not have any obligation to offer future exchanges; (9) you understand that the potential value of the Eligible Options may be more than the cash payment you are receiving; (10) neither your participation in the Offer nor your participation in the option plan creates a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate your employment relationship at any time with or without cause, in compliance with applicable local laws; (11) you agree that neither the cash payment nor the Eligible Options are part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services to the Company or the Employer; and (12) you acknowledge that the Company has advised you to consult with your own legal, accounting and tax advisors as to the consequences of participating or not participating in this Offer before making any decision whether to participate.

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Employer, and Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Offer and the Company’s stock option plans (collectively, “Plans”).

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plans (“Data”).  You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plans, that these recipients may be located in your country or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country.  You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative.  You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plans, including any requisite transfer of such Data as may be required to a third party assisting with administration of the Plans.  You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plans.  You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.  You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plans.  For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

The grant of Eligible Options and the provisions of this Election Form are governed by, and subject to, the laws of the State of Delaware and shall be construed and interpreted thereunder (without regard to its conflict of law principles).  For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Election Form, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Colorado and agree that such litigation shall be conducted only in the courts of Denver, Colorado, or the federal courts for the United States for the District of Colorado, and no other courts, where this grant is made and/or to be performed.

The Company may, in its sole discretion, decide to deliver any documents related to the Offer by electronic means and you hereby consent to receive such documents by electronic delivery.

The provisions of this Election Form are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

If you wish to tender ALL of your Eligible Options, please check the following box and do not complete the following table:  ☐

If you wish to tender only a portion of your Eligible Options, please check the appropriate box for each grant in the table below.

Grant ID	Grant Date	Grant/Exercise Price (USD)	Number of Eligible Options	Election
☐ Tender
☐ Tender
☐ Tender
☐ Tender
☐ Tender

By signing this Election Form, you hereby agree to all of the terms of the Offer as set forth in the Offer to Purchase and this Election Form.  Please sign this Election Form exactly as your name appears on your award agreement(s) evidencing the tendered Eligible Options.

Signature	Date & Time

Printed Name